Outline of Agreement

Between Health-Chem Corporation

And

Jack Aronowitz, Leon Services and Health-Chem Diagnostics, LLC

Effective October 31, 2003

Parties to the Agreement:

Health-Chem Corporation, a Delaware corporation, is the parent company of Health-Chem Diagnostics Division, Transderm Laboratories, and Hercon Laboratories, collectively known as HCLC herein.

Jack Aronowitz is the principal of Leon Services, and will become the principal and majority shareholder of Health-Chem Diagnostics, LLC (or Health-Chem Diagnostics, Inc. or other entity to be formed for the purposes of continuing the business of Health-Chem Diagnostics Division of Health-Chem Corporation), all of whom are collectively referred to as HCD herein.

Whereas HCLC currently has a department known as Health-Chem Diagnostics Division, located in Pompano Beach, Florida, at 3341 SW 15th Street in Broward County, and

Whereas HCD intends to create a new entity for the purposes of continuing the businesses currently conducted by the Health-Chem Diagnostic Division of HCLC at the Pompano Beach location, then

HCLC and HCD agree to the following transactions in order that HCLC may cease further funding of its Diagnostic Division and that HCD may assume financial responsibility and management direction of HCD, with minimum interruption to the operations and appropriate consideration to each party as defined below:

Health-Chem Diagnostics, LLC

HCD will form a new entity within 30 days, in the form of an LLC or a C Corporation at HCD's own discretion, in the State of Delaware or the State of Florida, to be named Health-Chem Diagnostics, LLC, or Health-Chem Diagnostics, Inc, or some variant thereof at the discretion of HCD. Upon creation, HCD will issue shares or membership

certificates to Health-Chem Corporation for 25% of the total ownership of the new entity, in exchange for good and sufficient consideration as defined herein. The 25% share of the new entity issued to Health-Chem Corporation will not be diluted for any reason except on the occasion of a pro-rata dilution of all shareholders or members then represented, in consummation of an introduction of new capital in excess of $100,000.

HCLC will hold, and retain, a seat on any Board or equivalent management group as long as HCLC's share remains above 15%.

Assignment of Aronowitz Agreement

HCLC will assign, and HCD will agree to the assignment of the existing Master Agreement, License and Security Agreements between Jack Aronowitz and/or Leon Services and Health-Chem Corporation dated February 15, 2002, to the new entity. The effect of this assignment will be to terminate all obligations and stipulations of this contract between Aronowitz and Health-Chem Corporation as of the above date of this Agreement, and to have the new entity assume these obligations and stipulations as if all references to Health-Chem Corporation in the Aronowitz Master Agreement and supporting agreements were replaced with the name of the new entity, except that the existing TD Glucose License Option agreements between Aronowitz and Health-Chem Corporation remains in place, and specifics related to addresses, service and employee stock options will be changed to reflect the realities of the new entity. HCLC hereby pledges to vote to ratify this agreement in its capacity within the new entity.

If the assignment of the Aronowitz Contract, as described above, is not performed, nevertheless the parties agree to terminate all financial obligations of HCLC to HCD under the Aronowitz Agreement as of the above date of this Agreement, including the termination of all employees of Health-Chem at the Diagnostic Division, and specifically, but not exclusively, ceasing all ~~contractual~~ obligations of Health-Chem Corporation with regard to the Diagnostic Division and its vendors and obligees, except as set forth in this Agreement, and to terminate any power of HCD or its agents to act as agents of HCLC to make or bind contracts for HCLC.

Assignment of McNab Lease

HCLC agrees to expedite the assignment of the existing McNab Realty lease on the Pompano Beach premises to HCD.

Assignment of Inventory

HCLC hereby assigns all the physical inventory present at the Pompano Beach facility to HCD as the first part of HCLC's consideration for equity in HCD. Items listed on the Cut-Off Payments for payment by HCLC and not yet delivered will also be assigned to HCD.

License of Intellectual Property

HCLC hereby licenses the following intellectual property, as a permanent, paid-up license, to HCD as the second and final part of HCLC's consideration for equity in HCD:

1. The Evatest trademark and all trademarks obtained from Roche Diagnostics on or about March 10, 2003
2. The Health-Chem Diagnostics trademark and permission to use the name Health-Chem Diagnostics in its name and literature.

This license may be conveyed to successors and assigns of HCD only with the written permission of HCLC, such permission not to be unreasonably withheld.

Cut-off Payments and Expenses

HCLC and HCD agree to the attached schedule of expenses and which party is obligated for payment, defined as color codes as shown. Any expenses not shown on this attachment will become the responsibility of the party to whom the goods or services were delivered based on the date of delivery, wherein goods or services delivered prior to the above date of this Agreement become the obligation of HCLC and goods or services delivered after the above date of this Agreement become the obligation of HCD.

Machinery and Equipment Lease

HCLC hereby represents that it is the owner of the machinery and equipment formerly leased by Corine Trade and Finance ("the Corine Lease"). HCLC agrees to lease this equipment to HCD under the identical terms of the Corine Lease, which is attached, including a right to purchase the equipment at the Corine price.

Minor Equipment

HCLC hereby agrees to sell certain equipment and fixed assets purchased during its operation of the Diagnostic Division ("the Minor Equipment"), as per the attached list, to HCD and accept from HCD a note, secured against the Minor Equipment, to bear interest at the rate of 6% per annum, prorated to the daily rate of .01644%. The note, including accrued interest to the date of payment, may be prepaid at any time, but becomes due and payable on May 31, 2005.

Line of Credit

HCLC hereby offers to HCD a line of credit to $50,000, secured against the categories of leased Machinery and Equipment described above as well as the Weiss wands, which are to be purchased by HCLC. HCD may apply payments for the Corine Lease and payments for those obligations of HCD marked in magenta on the Cut-off Payments List, against this line of credit. The note will bear interest at the rate of 6% per annum, prorated to the daily rate of .01644%. The note will be repaid as 5% of gross collected sales by HCD, subject to audit. The remaining balance will become due and payable on May 31, 2005.

TD Glucose

HCLC agrees to pay the cost of securing the initial 24 TD Glucose wands from Weiss ("the Weiss wands") as per the contract submitted by Weiss, up to $94,000, of which the initial payment of up to $34,000 will be made within 3 days of the execution of this agreement. HCLC and HCD agree to cooperate fully to secure funding, distribution and FDA approval of TD Glucose. HCD agrees to honor the essence and spirit of the existing TD Glucose Option and cooperate with HCLC to obtain funding, seek distribution partners, and obtain FDA approval.

Wherein, HCLC and HCD have initialed this first draft agreement, with instructions to any counsel retained for further drafts to hue to the spirit of this draft and make no substantive changes concerning risks or elements of quid pro quo, but only what is necessary for clarification and elimination of conflicting provisions with law.

11/6/03

11/6/03

11/6/03